Exhibit 4.4

GROUPON, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

(As Amended Effective October 31, 2016)

ARTICLE I

GENERAL

1.1 The Company has established the Plan to provide Eligible Employees of the Company and its Designated Subsidiaries with an opportunity to acquire a stock ownership interest in the Company. The Plan, which is effective as of January 1, 2012, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and will be interpreted in a manner consistent with such intent.

ARTICLE II

DEFINED TERMS

2.1 The meaning of capitalized terms used in the Plan are set forth below if not otherwise defined in the text of the Plan.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Article VII.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

i.

an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Board members or, in the case of an Ownership Change Event described in clause (iii) of the definition of Ownership Change Event, the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

ii.	approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in clauses (i) or (ii) of this definition in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

For purposes of this definition, an “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Board members; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more Subsidiaries).

For purposes of this definition, an “Incumbent Director” means a Director who either (i) is a member of the Board as of the effective date of the Plan or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a Director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of Directors).

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of the Board appointed in accordance with Article VII.

(g) “Common Stock” means a share of common stock, $0.0001 par value, of the Company.

(h) “Company” means Groupon, Inc., a Delaware corporation, or any successor thereto.

(i) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(j) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan, and that elects to participate in the Plan.

(k) “Director” means a member of the Board.

(l) “Eligible Compensation” means the following types of earnings paid to an Eligible Employee for his or her service on behalf of an Employer: (i) salary and fixed-based compensation including compensation for overtime; bonuses paid pursuant to periodic individual performance appraisals and formal contractual bonus programs, but excluding other bonus and miscellaneous income and (ii) net commission (to the extent such commissions are an integral, recurring part of compensation), but exclusive of deferred commission payments. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Eligible Compensation for a subsequent Offering Period.

(m) “Eligible Employee” means any individual who is a common law employee of the Company or a Designated Subsidiary and who (i) does not, immediately after the option is granted, own (within the meaning of Sections 423(b)(3) and
424(d) of the Code) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of a Subsidiary or Parent and (ii) is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering.

For purposes of this Plan, “common law employee” means any individual in an employee-employer relationship with the Company or a Designated Subsidiary, but excluding (a) any independent contractor, (b) any consultant, (c) any individual performing services for the Company or a Designated Subsidiary under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Subsidiary enters into for services, (d) any individual whose base wage or salary is not processed by the payroll department(s) of the Company or a Designated Subsidiary, and (e) any “leased employee” as defined in Section 414(n) of the Code. To the extent permitted under Section 423 of the Code, the U.S. Treasury Regulations, and other applicable law, for purposes of the Plan, an individual will be an “employee” of or be “employed” by the Company or a Designated Subsidiary for any Offering Period only if such individual is treated by the Company or such Designated Subsidiary as its employee for purposes of employment taxes and wage withholding for federal income taxes, regardless of any subsequent reclassification by the Company or any Designated Subsidiary, any governmental agency or any court.

The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, modify (on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.423-2) the definition of Eligible Employee to the extent permitted by and in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(n) “Employer” means the Company or other Designated Subsidiary that employs the applicable Eligible Employee(s).

(o) “Enrollment Date” means the first Trading Day of each Offering Period.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(q) “Exercise Date” means the last Trading Day of each Offering Period.

(r) “Fair Market Value” means, as of any date on which the Common Stock is listed or quoted on a national or regional securities exchange or quotation system, and except as otherwise provided by the Committee, the closing sale price of the Common Stock as reported on such national or regional securities exchange or quotation system. If, as of any date, the Common Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of the Common Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction that, by its terms, will never lapse, and in a manner consistent with the requirements of U.S. Treasury Regulation Section 1.423-2(g)(2).

(s) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(t) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Article IV. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of each Offering satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(u) “Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after January 1 and July 1 of each year and terminating on the first Trading Day on or after June 30 and December 31, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Articles IV and IX but in no circumstance may the Offering Period exceed 27 months from the first Trading Day of such Offering Period.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Participant” means an Eligible Employee that participates in the Plan.

(x) “Plan” means this Groupon, Inc. 2012 Employee Stock Purchase Plan, as amended from time to time.

(y) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Article IX.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading, or, in the event that the Common Stock is not listed on any national stock exchange, a business day of the Company.

(bb) “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

ARTICLE III

ELIGIBILITY

3.1 Initial Eligibility. Any individual who is an Eligible Employee on the first day of an Offering Period will be eligible to participate in such Offering Period commencing on such date, subject to the terms and conditions of the Plan.

3.2 Leave of Absence. For purposes of participating in the Plan, an Eligible Employee on a leave of absence will be deemed an employee for up to ninety (90) days or, if longer, during the period the Eligible Employee’s right to continued employment is guaranteed by contract or statute. If the leave of absence is paid, authorized payroll deductions related to the Plan will continue. If the leave of absence is unpaid, no deductions will be permitted during the leave. If such Eligible Employee returns to active status within ninety (90) days or the guaranteed period, as applicable, authorized payroll deductions related to the Plan will automatically begin anew. If the Eligible Employee does not return to active status within ninety (90) days or the guaranteed period, as applicable, the Eligible Employee will be treated as having terminated employment for all purposes under the Plan at the end of such period.

3.3 Non-U.S. Employees and Transfers. Employees who are citizens or residents of non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. Individuals that transfer to the United States, become Eligible Employees and are placed on a U.S. payroll may not participate in an Offering Period that began prior to such transfer but may participate in an Offering Period that begins on or after such transfer date. An Eligible Employee who transfers outside the U.S. and is no longer on the U.S. payroll of the Company or the payroll of a Designated Subsidiary will be treated as a terminated employee under this Plan. For purposes of this Plan, Puerto Rico payroll is not considered U.S. payroll.

3.4 Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate that exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code. The Administrator will have the discretion to impose a reduced limitation on appropriate notice in advance of any Offering Period.

ARTICLE IV

OFFERINGS, PARTICIPATION AND CONTRIBUTIONS

4.1 Offering Periods. The Plan will be implemented by Offering Periods, with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

4.2 Participation. An Eligible Employee may participate in the Plan by submitting to the Administrator (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, (i) a properly completed document authorizing Contributions in the form provided by the Administrator (or its designee) for such purpose which document may be in an electronic format or accessible via an online web tool, or (ii) by following another enrollment procedure determined by the Administrator. An Eligible Employee’s election to participate in the Plan shall continue in effect during the current and subsequent or overlapping Offering Periods until changed pursuant to Article IV or Article IX.

4.3 Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to this Article IV, he or she will elect to have payroll deductions made on each pay day (or other Contributions to the extent permitted by the Administrator) during the Offering Period in a stated whole percentage equaling at least one percent (1%), but no more than fifteen percent (15%) of his or her Eligible Compensation, subject to the limitation described in Section 3.4. Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable. A Participant may increase or decrease his or her Contributions during the Offering Period by submitting to the Administrator (or its designee, at any time before a date determined by the Administrator, but no later than fifteen (15) business days prior to the Exercise Date (i) a properly completed document requesting a change in the Contribution rate in the form provided by the Administrator (or its designee) for such purpose which document may be in an electronic format or accessible via an online web tool, or (ii) by following another change procedure determined by the Administrator. The Administrator may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period, and may establish such other conditions or limitations as it deems appropriate for administration of this Plan.

(b) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, and (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code.

(c) The Company shall maintain a bookkeeping account for each Participant and shall credit to that account in U.S. dollars all Contributions received under the Plan from the Participant. No interest will be paid to any Participant or credited to his or her account under the Plan with respect to such Contributions, except as may be required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). Subject to the limitation in Section 3.4, all amounts credited to a Participant’s account shall be used to purchase Common Stock under Section 5.1, unless a Participant submits to the Administrator (or its designee), on or before the Exercise Date, (i) a properly completed document requesting a withdrawal of all Contributions in the form provided by the Administrator (or its designee) for such purpose, which document may be in an electronic format or accessible via an online web tool, or (ii) by following another withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. A Participant’s withdrawal from the Offering Period will have no effect upon his or her eligibility to participate in any other Offering under the Plan, but the Participant will be required to deliver new documents pursuant to Section 4.2.

(d) Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Article VIII, and such Participant’s option will be automatically terminated.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.4, a Participant’s Contributions may be automatically decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3.4, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Sections 4.3(c) and 4.3(d).

ARTICLE V

GRANT AND EXERCISE OF OPTION

5.1 Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions credited and retained in his or her account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than five thousand (5,000) shares of Common Stock (subject to any adjustment pursuant to Section 9.1) and provided further that such purchase will be subject to the limitations set forth in Sections 3.4 and 6.1. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in this Article V, unless the Participant has withdrawn pursuant to Sections 4.3(c) or 4.3(d).

5.2 Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 4.3(c) or Section 4.3(d), his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased. Any Contributions accumulated in a Participant’s account that are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 4.3(c) or Section 4.3(d). Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Article X. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

5.3 Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 5.3.

5.4 Tax Withholding. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

ARTICLE VI

STOCK

6.1 Stock Subject to Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 9.1, a maximum of 10,000,000 shares of Common Stock will be made available for sale under the Plan and may be newly issued shares, treasury shares, or shares bought in the market, or otherwise, for purposes of the Plan.

6.2 Participant’s Interest. Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

6.3 Registration. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs, in accordance with the procedures established by the Administrator, in the names of the Participant and one such other person as designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

6.4 Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

ARTICLE VII

ADMINISTRATION

7.1 The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 6.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Eligible Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

ARTICLE VIII

BENEFICIARIES AND TRANSFERABILITY

8.1 Beneficiaries. If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective. Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate. All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding anything to the contrary herein, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

8.2 Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 8.1) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 4.3(c).

ARTICLE IX

EFFECT OF TRANSACTIONS

9.1 Adjustments. In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders holding shares of Common Stock other than regular cash dividends, the Administrator shall make an equitable adjustment (in the manner and form determined in the Administrator’s sole discretion) in the number of shares of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 5.1.

9.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 4.3(c) or 4.3(d).

9.3 Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 4.3(c) or 4.3(d).

ARTICLE X

AMENDMENT AND TERMINATION

10.1 Committee’s Authority to Amend and Terminate the Plan. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 9.1). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 4.3(c)) as soon as administratively practicable.

10.2 Specific Amendments. Without stockholder consent and without limiting Section 10.1, the Administrator will be entitled to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

10.3 Amendment Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(c) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(d) reducing the maximum percentage of Eligible Compensation a Participant may elect to set aside as Contributions; and

(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

ARTICLE XI

MISCELLANEOUS

11.1 Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

11.2 Term of Plan. Subject to Section 11.3, the Plan will become effective upon its adoption by the Board. It will continue in effect until terminated under Article X.

11.3 Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

11.4 Governing Law. The validity, interpretation, instruction, performance, enforcement and remedies of or relating to this Plan, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to the conflict of law principles, rules or statutes of any jurisdiction.

11.5 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

11.6 Gender and Number. Where the context allows, words in any gender include any other gender, words in the singular include the plural and the plural includes the singular, and the term “or” also means “and/or” and the term “including” means “including but not limited to”.

11.7 Headings. Headings of articles and sections herein are included solely for convenience of reference and are not to be used in the interpretation of the provisions of the Plan.

11.8 Notices. Notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.